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                                                                    EXHIBIT 99.1

[VISX LOGO]

NEWS RELEASE                                         Company Contact:
For Immediate Release                                Lola Wood:  (877) 463-6847
                                                     E-Mail:  ir@visx.com
                                                     Web:  http://www.visx.com


         INITIAL DETERMINATION ISSUED BY INTERNATIONAL TRADE COMMISSION
                         -- VISX WILL REQUEST REVIEW --

     SANTA CLARA, CALIFORNIA, DECEMBER 6, 1999 - VISX, INCORPORATED (Nasdaq NM
Symbol: VISX) today announced that an Administrative Law Judge of the International Trade Commission has issued an Initial Determination finding that Nidek Co., Ltd. and its United States subsidiaries have not violated Section 337 of the Tariff Act of 1930, as amended.

     The Company plans to file a petition with the full Commission for a review of the Initial Determination. If the review is denied, the Initial Determination will become the Final Determination of the Commission. If review is granted, the Commission is expected to issue its Final Determination by March 6, 2000, following briefing from the parties. Any Final Determination will be subject to review by the United States Court of Appeals for the Federal Circuit.

     The foregoing information regarding the future developments in the ITC action against Nidek is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Actual developments in the proceedings will depend upon the actions of the ITC. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10-K for the year ended December 31, 1998 and VISX's Forms 10-Q for the quarters ended June 30, 1999 and September 30, 1999.

     VISX is a worldwide leader in the development of refractive laser technology. VISX systems are commercially available in the United States and markets worldwide.


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